Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) by and between HealthMarkets, Inc., a Delaware corporation (the “Company”), and Jack V. Heller (the “Executive”), is dated as of November 3, 2011 (the “Effective Date”).
WHEREAS, the Executive had been employed by the Company as Senior Vice President and Chief Distribution Officer; and
WHEREAS, effective September 15, 2011 (the “Termination Date”), the Executive’s employment as the Company’s Senior Vice President and Chief Distribution Officer, and service in all other positions the Executive held as an officer or member of the board of directors of any of the Company’s Subsidiaries or affiliates, terminated; and
WHEREAS, the Company and the Executive are parties to an employment agreement dated as of December 18, 2006, as amended September 10, 2009 (the “Employment Agreement”) (all capitalized terms not defined herein shall have the meanings ascribed to them in Section 23 of the Employment Agreement),
NOW, THEREFORE, the Company and the Executive hereby agree as follows:
1. Termination. Effective the Termination Date, the Executive’s employment with the Company terminated. The parties agree that the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 409A of the Code.
2. Termination Payments and Arrangements.
(a) Subject to the Executive’s execution and non-revocation of the release of claims against the Company attached hereto as Exhibit A (the “Release”) within 35 days following the Effective Date and the Executive’s continued compliance with the Restrictive Covenants in accordance with Sections 11 and 12 of the Employment Agreement (collectively, the “Payment Conditions”), the Executive shall be entitled to receive $600,000.00 (less applicable withholdings), payable in equal installments in accordance with the Company’s regular payroll schedule over the twelve month period beginning on the Termination Date, provided, however, that the first installment shall be paid manually (rather than on the Company’s regular payroll schedule) within three (3) business days of the expiration of the seven-day revocation period set forth in the Release.
(b) Any payments or benefits under the executive retention program adopted by the Company on or about June 29, 2010 (the “Retention Program”) were forfeited on the Termination Date; provided, however, that the Executive shall not be required to refund to the Company any payments under the Retention Program made to the Executive prior to the Termination Date.
(c) All outstanding Option Rights held by the Executive, whether vested or unvested, are forfeited as of the Effective Date.

(d) All Restricted Shares, to the extent not already vested, are forfeited as of the Effective Date. The parties acknowledge that, as a result of prior vesting, the Executive owns 22,065 shares of the Company’s Class A-1 common stock which are not subject to forfeiture.
(e) The parties acknowledge that the Executive owns 28,180 shares of the Company’s Class A-2 stock (the “A-2 Shares”) as a result of a prior distribution from the Executive’s account(s) in the HealthMarkets, Inc. InVest Stock Ownership Plan (“ISOP”) or Predecessor Plans (as defined in the ISOP). Subject to the Payment Conditions, following the expiration of the one-year period immediately following the Termination Date, upon written request by the Executive, the Company agrees to purchase the A-2 Shares at the Fair Market Value (as defined in the Stockholders Agreement) of the A-2 Shares in effect on the date of such purchase.
(f) Subject to the Payment Conditions, the Company shall cause The MEGA Life and Health Insurance Company (“MEGA”) to pay any commission payments to which the Executive has an ongoing right under the terms of the Independent Insurance Agent Commission-Only Contract between the Executive and MEGA dated December 22, 2005 (the “Agent Agreement”) in accordance with the terms and conditions of the Agent Agreement; provided however, that such commission payments shall be calculated using the bonus table (rather than the base table) and shall not be subject to a five percent (5%) administrative fee.
(g) Subject to the Payment Conditions, the Company shall pay the Executive’s legal counsel directly for the reasonable fees and expenses incurred by the Executive in the review and negotiation of this Agreement, subject to a cap of $5,000.00. The Company shall pay such amounts to the Executive’s legal counsel promptly following receipt of an invoice documenting such fees and expenses.
(h) Subject to the Payment Conditions, the Company shall pay the Executive $36,982.19 in a lump sum single payment that will accompany the first payment made under Section 2(a) above. This amount represents the equivalent of (a) Twenty-Four (24) months of the Company premium payment for continued medical, prescription drug, and dental coverage for the number of insureds and at the level of benefits that the Executive elected to receive immediately prior to the Termination Date plus (b) a tax gross up for applicable federal income tax and Medicare tax withholdings.
(i) The payments and benefits provided under this Section 2 shall be in full satisfaction of the Company’s obligations to the Executive upon his termination of employment, and, subject to the aforesaid, the Executive shall not be entitled to any other payments or benefits (or other damages in respect of a termination or claim for breach of this Agreement) beyond those specified in this Section 2.
Any payments under this Section 2 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.

3. Nondisparagement.
(a) On and after the Termination Date, the Executive agrees that he shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, the Company, its Subsidiaries or affiliates or any of their respective present or former directors, officers, employees as a group, The Blackstone Group, Goldman Sachs & Co. and/or DLJ Merchant Banking Partners. Notwithstanding the foregoing, nothing in this Section 3(a) shall prohibit the Executive from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process or in order to enforce the applicable parties’ rights under this Agreement.
(b) On and after the Termination Date, the Company agrees that it shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, the Executive. For purposes of the preceding sentence, the actions of the “Company” shall be limited to, and the Company will be deemed to act solely through, its Chief Executive Officer, members of its Board of Directors and officers of the Company who are its legally authorized speaking agents, as defined by applicable law. Notwithstanding the foregoing, nothing in this Section 3(b) shall prohibit the Company from making truthful statements when required by order of a court or other body having jurisdiction, in response to inquiries from regulators or governmental authorities having jurisdiction, in response to inquiries from counterparties with a right to receive the information requested or as otherwise may be required by law, legal process, in order to maintain legal, regulatory or contract compliance, or in order to enforce the applicable parties’ rights under this Agreement.
(c) The Company will provide no form of employment reference. If a prospective employer of the Executive contacts the Company for an employment reference, the Company will follow its customary practice of declining to provide an employment reference, other than to confirm the Executive’s dates of employment and last position.
4. Confidentiality; Return of Property. On and after the Termination Date, the Executive shall continue to be subject to the confidentiality provisions and return of property provisions set forth in Section 11 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect. The Executive represents that, as of the date hereof, he has delivered to the Company any and all of the confidential and proprietary information in the Executive’s possession or under the Executive’s control. The Executive further represents that the Executive has returned all Company property in the Executive’s possession to the Company, including, but not limited, to any keys, computers, credit cards, documents, cell phones or personal data assistants.
5. Restrictive Covenants. The Executive shall continue to be bound by the covenant not to compete and the covenant not to solicit for the one-year period immediately following the Termination Date as set forth in Section 12 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect.

6. Remedies. The Executive acknowledges and agrees that the violation of Section 3, Section 4 and/or Section 5 above would result in a material detriment to the Company and would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity of proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.
7. Compliance with Section 409A of the Code. Notwithstanding other provisions of this Agreement, the provisions relating to Section 409A of the Code set forth in Section 13 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect. As of the date hereof, the Company believes that the payments, benefits and entitlements under this Agreement are compliant with Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code.
8. Entire Agreement. As of the date hereof, this Agreement, along with the sections of the Employment Agreement explicitly referenced herein, sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and, as of the Termination Date, supersedes in its entirety, except with respect to the sections explicitly referenced herein, the Employment Agreement, any severance plan, policy or arrangement of the Company, and the terms and conditions of the executive retention program. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in Section 2 of this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company on and after the Termination Date.
9. Successors. Notwithstanding the other provisions of this Agreement, the provisions of Section 16 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, that any reference to “this Agreement” in such Section 16 shall mean this Separation Agreement.
10. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
11. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

12. Severability. In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be modified as necessary to preserve the parties intent and to permit this Agreement to be enforced to the maximum extent permitted by law.
13. Withholding of Taxes. The tax withholding and other provisions set forth in Section 15 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect.
14. Amendment. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by the parties hereto.
15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company specifically referencing such provision being so modified, waived or discharged (provided that in the case of any waiver or discharge such waiver or discharge shall only need to be in a writing signed by the party against whom the waiver or discharge is being enforced). No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement. For the avoidance of doubt, any reference to an “affiliate” of the Company or any Subsidiary shall not include any investor in the Company or any entity in which such investor owns or holds an equity position (other than the Company or any Subsidiary).
16. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

Jack V. Heller

HealthMarkets, Inc.
By:
Name:
Title:

Exhibit A
Release
In consideration of the payments and promises contained in your Separation Agreement with HealthMarkets, Inc. (the “Company”) dated as of November 3, 2011 (the “Separation Agreement”), and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the Company Affiliates (as defined below) up to the date of execution of this release, except to the extent such claims or causes of action are not released by you in Paragraph 2 hereof (the “Release”), you hereby:
1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors and their respective directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “Company Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any Company Affiliate. This Release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with the Company or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, and any claim under any other statutes of the State of Delaware, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release;
2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the Company Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing Paragraph 1;

provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder (including Paragraph 1 hereof) shall be deemed to affect, impair or diminish in any respect (or deemed to be a release by you of any claims or an agreement not to sue or bring an action with respect to): (i) any vested rights as of the date of termination of employment or entitlement you may have under the HealthMarkets 401(k) and Savings Plan; (ii) any other vested rights as of the date of termination of employment you may have under any plan or program in which you have participated in your capacity as an employee and/or director of the Company or any other Company Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights to enforce this Release or the Separation Agreement, including but not limited to your right to bring a claim for breach of this Release or the Separation Agreement; (v) any rights to indemnification and/or advancement of expenses that you have or may have under the terms of the Company’s Amended and Restated Bylaws and/or the Company’s Certificate of Incorporation or any rights you have pursuant to any applicable directors’ and officers’ liability insurance policies; (vi) your rights as a shareholder of the Company; or (vii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency;
3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of at least twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
4. agree to make yourself reasonably available to the Company following the date of your termination to assist the Company and its subsidiaries and affiliates and their respective predecessors and successors, as may be requested by the Company at mutually convenient times and places taking into account your other business and personal commitments, with respect to the business of the Company and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with the Company with respect to matters of which you have relevant knowledge. Notwithstanding the foregoing, you shall not be required to cooperate if such cooperation is adverse to your legal interests. In addition, the Company agrees to pay promptly any reasonable expenses incurred by you in connection with such cooperation, including, without limitation, airfare, reasonable meals, reasonable hotels and reasonable legal fees to the extent the Company and you agree (the Company’s agreement not to be unreasonably withheld) separate representation is warranted by the circumstances.

5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the Company and its affiliates and subsidiaries and their respective predecessors and successors or any of their respective officers, directors, employees, affiliates, subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law and the foregoing shall not prohibit you from making any truthful statements that are necessary to defend yourself in an arbitration or judicial proceeding.

Jack V. Heller

HealthMarkets, Inc.
By:
Name:
Title:

9